Exhibit 10.1

DIVIDEND REINVESTMENT PLAN

OF

BC PARTNERS LENDING CORPORATION

Effective as of February 5, 2020

BC Partners Lending Corporation, a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividends or distributions declared by its Board of Directors on shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

1.

Unless a stockholder specifically elects to receive cash pursuant to paragraph 4 below, all cash dividends or other distributions hereafter declared by the Company’s Board of Directors shall be reinvested by the Company in the Company’s Common Stock on behalf of each stockholder, and no action shall be required on such stockholder’s part to receive such Common Stock.

2.

Such cash dividend or distribution shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the cash dividend distribution or distribution involved.

3.

With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to issue new shares of Common Stock for the accounts of Participants (as defined below). The number of shares of Common Stock to be issued to a stockholder that has not elected to receive its dividends in cash in accordance with paragraph 4 below (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share of the Company’s Common Stock as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that in the event a distribution is declared on the last day of a fiscal quarter, the Reference NAV shall be deemed to be the net asset value per share of the Company’s Common Stock as of such day.

4.

A stockholder may elect to receive any portion of its cash dividend distributions in cash. To exercise this option, such stockholder shall notify the Company and U.S. Bancorp Fund Services, LLC (referred to as the “Plan Administrator”), in writing (using the form of notice set forth as an appendix to the Subscription Agreement signed by such stockholder or any other form of notice as distributed to such stockholder by the Company) so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the first distribution such stockholder wishes to receive in cash. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s desire to change its election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board of Directors for the first distribution for which such stockholder wishes its new election to take effect.

5.

Shares of Common Stock issued pursuant to the Plan in connection with any cash dividend shall be issued to each Participant (i) in the event that the applicable Reference NAV has been approved by the Company’s Board of Directors (or a committee thereof) prior to the Payment Date of such cash dividend, on the Payment Date or (ii) otherwise, promptly upon the date such approval has been provided by the Company’s Board of Directors. All shares of Common Stock issued pursuant to the Plan shall be issued in non-certificated form and shall be credited to such Participant on the books and records of the Company. The allocation of shares among Participants may result in the ownership of fractional shares.

6.

The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

7.

The Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders. Any shares held by a Participant under the Plan will be voted in accordance with the instructions set forth on proxies returned by the Participant to the Company.

8.

In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant.

9.

The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

10.

The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to the effectiveness of such termination. Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to any cash dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent cash dividend or distribution.

11.

These terms and conditions may be amended or supplemented by the Company at any time. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan at least ten days prior to the effective date. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

12.

The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

13.

These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.